NEGS

NATIONAL ENERGY SERVICES COMPANY REPORTS 2006 YEAR END RESULTS

--Company Expects Improving Results for First Quarter Fiscal 2007--

EGG HARBOR TOWNSHIP, NEW JERSEY—February 5, 2007 --National Energy Services Company, Inc. (OTC: NEGS), an energy conservation product and management company providing cost effective solutions for long term care, commercial and industrial facilities, today announced financial results for its fiscal year ended October 31, 2006.

2006 Financial Performance

For the fiscal year ended October 31, 2006, National Energy Services reported net revenue of $1.15 million, up from $1.09 million in 2005. The revenue growth was the result primarily of an increase in equipment sales of the Company’s Ozone Laundry Systems and Energy Efficient Lighting Upgrades (accounting for 93% of the Company’s total revenue).

The Company reported a net loss of $609,601 or $0.04 per basic and diluted share for the fiscal year ended October 31, 2006. Approximately $278,000 of the 2006 loss is attributable to operations. Included in the 2006 loss is a one time, non-recurring charge of $199,800 incurred as a result of issuing stock to employees and consultants and a bad debt expense of $132,142. This compares to a net loss of $707,106 or $0.05 per basic and diluted share for the year ended October 31, 2005. Gross margins rose to 53% from 44% due to an increase in revenues from Ozone Laundry Services, which produce a higher margin than the Company’s lighting services.

Commenting on the Company’s 2006 results and the first quarter of fiscal 2007, President John Grillo said: “The demand for our energy efficient products and services coupled with our growing recognition as a cost effective solution for Skilled Nursing Facilities is propelling new sales. For the current fiscal quarter, which just ended on January 31, 2007, we expect to book revenues of approximately $400,000, compared to $168,000 in the first fiscal quarter of last year. We also have another $500,000 in backlog orders that will be booked as revenue as we install the products in the coming months.  We are hopeful that with the increased revenues and strict cost controls implemented in 2007 we will move the Company to profitability.”

National Energy Services Recent Events

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On September 22, 2006, the Company became publicly traded, listed on the OTC Bulletin Board under the symbol NEGS.OB

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The Company, in conjunction with several of its customers, completed successful case studies demonstrating an ROI of 12-20 months for the Ozone Laundry System in Skilled Nursing Facilities.

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In December, NEGS received an order for an additional 30 Ozone Laundry Systems from Golden Living (formerly Beverly Nursing), a national skilled nursing home chain with over 345 facilities. Over the past year and a half the Company has installed 70 units for Golden Living.

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In January the Company engaged a West Coast sales person to focus on selling the Company’s energy management program in the hospitality industry.

About National Energy Services Company, Inc.

National Energy Services Company is engaged in the business of providing state-of-the-art, comprehensive and cost-driven energy products and management aimed at lowering energy consumption and helping its customers buy the energy they use more efficiently.  Our services are designed to bring our customer minimal or no out of pocket cost. Our services include the Ozone Laundry System (OLS), Lighting Upgrades, Mechanical Systems (HVAC), Water/Sewer Conservation Methods and Energy Management.  These aggregated energy management services are primarily marketed to commercial, industrial, hospitality and long term care facilities.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of National Energy Services Company. These statements are only predictions and reflect the current beliefs and expectations of National Energy Services Company. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) National Energy Services Company’s unproven business model and limited operating history, (ii) National Energy Services Company’s history of losses, (iii) the significant fluctuation to which National Energy Services Company’s quarterly revenues and operating results are subject, (iv) other factors detailed in documents National Energy Services Company files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:

Vicki Weiner

VMW Corporate & Investor Relations

212-616-6161

info@vmwcom.com

National Energy Services Company
Consolidated Statements of Operations for the Years Ended October 31, 2006 and 2005

	Twelve months ended
	October 31,
	2006	2005
	(Audited)	(Audited)
Operating Revenues:
Equipment Sales	1,065,003	990,054
Management Revenue	17,763	57,138
Energy Management Revenue	66,687	43,424
Total Operating Revenues	1,149,453	1,090,616

Cost of Sales	538,048	607,662

Gross Profit	611,405	482,954

Operating Expenses:
Selling Expenses	211,831	444,506
General and Administrative Expenses	980,234	700,971
Depreciation and Amortization	3,123	6,143
Total operating expenses	1,195,188	1,151,620

Loss Before Other Income (Expense)	583,783	668,666

Other Income (Expense)
Miscellaneous Income	11,395	10,066
Interest Expense	(37,213)	(48,506)
Total Other (Expense)	(25,818)	(38,440)

Loss Before Provision for Income Taxes	(609,601)	(707,106)
Provision for Income Taxes	--	--

Net Loss Applicable to Common Shares	(609,601)	(707,106)
Net Loss Per Basic and Diluted Share	(0.04)	(0.05)
Weighted Average Number of Common Shares Outstanding	15,805,110	15,698,014